EXHIBIT F-1


                        November 21, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     With respect to the application-declaration on Form U-1 (File No. 70-9757) (the "Application-Declaration"), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") contemplating, from time to time through December 31, 2005, among other things, (a) the issuance and sale by the Company in a combined aggregate principal amount not to exceed $540,000,000 of
(i) one or more series of its first mortgage bonds ("Bonds") under its Mortgage and Deed of Trust, dated February 1, 1988 (the "Mortgage"), as amended and supplemented, including one or more supplemental indentures thereto under which the Bonds are to be issued, and/or (ii) one or more series of its debentures ("Debentures") under either a debenture indenture or a subordinated debenture indenture; (b) the issuance and sale by the Company (i) through one or more special purpose subsidiaries of the Company, of one or more series of preferred securities of such subsidiary having a stated liquidation preference ("Entity Interests"), where the issuance shall involve the issuance of one or more series of the Company's junior subordinated debentures ("Entity Subordinated Debentures") under an entity subordinated debenture indenture to such special purpose subsidiaries, each series of such Entity Subordinated Debentures to be in an amount not to exceed the amount of the respective series of Entity Interests plus an equity contribution by the Company (the Entity Subordinated Debentures issued to evidence such Entity Interests and such equity contribution not to be included in the above-referenced combined $540,000,000 aggregate principal amount of Bonds and/or Debentures included in (a) above), and where the payment of distributions and amounts due upon liquidation of such entity or redemption of the Entity Interests may be guaranteed by the Company and/or (ii) of one or more new series of the Company's preferred stock ("Preferred Stock") (such Entity Interests and Preferred Stock to be issued in a combined aggregate stated amount not to exceed $50,000,000); (c) the entering into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $46,000,000, including the possible issuance and pledge of one or more series of the Company's first mortgage bonds ("Collateral Bonds") in an aggregate principal amount not to exceed $52,000,000 as security for the Tax-Exempt Bonds (such principal amount of Collateral Bonds not to be included in the principal amount of Bonds set forth in subsection (a)(i) above) and/or the possible issuance of one of more promissory notes ("Notes") in an aggregate principal amount not to exceed $52,000,000 in connection with the execution of one or more loan agreements as security for the Tax-Exempt Bonds; and/or (d) the entering into arrangements for the issuance of municipal securities in an aggregate principal amount not to exceed $100,000,000 ("Municipal Securities") to be issued in one or more series through a state or local municipal entity ("Municipal Entity"), including the possible issuance and pledge of one or more new series of the Company's first mortgage bonds ("Municipal Collateral Bonds") in an aggregate principal amount not to exceed $115,000,000 as security for the Municipal Securities (such principal amount of Municipal Collateral Bonds not to be included in the principal amount of Bonds set forth in subsection (a)(i) above or in the principal amount of Collateral Bonds set forth in section (c) above) and/or the possible issuance of one or more promissory notes ("Municipal Notes") in an aggregate principal amount not to exceed $115,000,000 in connection with the execution of one or more loan agreements as security for the Municipal Securities (such principal amount of Municipal Notes not to be included in the principal amount of Notes set forth in section (c) above); all as more fully described in said Application-Declaration, we advise as follows:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

     2. All action necessary to make valid the participation by the Company in the said proposed transactions will have been taken when:


          a. the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Act;


          b. appropriate final action shall have been taken by the Board of Directors and/or, when authorized, by an authorized officer of the Company with respect to the proposed transaction;


          3. each of the agreements referred to in the Application-Declaration related to the proposed transactions described therein shall have been duly executed and delivered by each of the proposed parties thereto; and


          a. the Bonds, the Debentures, the Preferred Stock, the Entity Subordinated Debentures, the Municipal Securities (including, if applicable, the Municipal Collateral Bonds and the Municipal Notes) and/or the Tax-Exempt Bonds (including, if applicable, the Collateral Bonds and (including, if applicable, Collateral Bonds and Notes) shall have been appropriately issued and delivered in accordance with applicable authorizations and agreements for the consideration contemplated therefor under applicable law.


     4. When the foregoing steps shall have been taken and in the event the proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission, (ii) within the limits and in accordance with the applicable provisions, authorizations, covenants and restrictions specified in the Mortgage, as supplemented and amended and as proposed to be further supplemented and amended, the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended, and other indentures, covenants and agreements which are applicable that now exist or are hereafter entered into, and (iii) in accordance with the appropriate resolutions of the Board of Directors and certificates of the authorized officer(s) of the Company:


          a. all state laws which relate or are applicable to the participation by the Company in the proposed transactions (other than the so-called "blue-sky" laws, or similar laws, upon which we do not pass herein) will have been complied with;


          a. the Bonds, the Debentures, the Entity Subordinated Debentures, the Municipal Collateral Bonds, the Municipal Notes, the Collateral Bonds and/or the Notes will be valid and binding obligations of the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law);


          5. the Preferred Stock will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended; and


          a. the consummation of the proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     We are members of the Mississippi Bar and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied, as to all matters governed by the laws of the State of New York, upon an opinion of even date herewith addressed to you by Thelen Reid & Priest LLP, counsel to the Company, which is to be filed as an exhibit to the Application-Declaration.

     We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                         Very truly yours,
                         Wise Carter Child & Caraway
                         Professional Association

                        /s/ Betty Toon Collins
                            Betty Toon Collins